UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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BRISTOW GROUP INC.

(Name of Registrant as Specified In Its Charter)

GLOBAL VALUE INVESTMENT CORP.

STEN L. GUSTAFSON

JONATHAN A. MERETSKY

ANTHONY J. GRAY

JEFFREY R. GEYGAN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 24, 2019, Global Value Investment Corp. issued the following letter:

April 24, 2019

Dear Fellow Bristow Shareholders,

Global Value Investment Corp. (“GVIC”) is a value-oriented investment research and advisory firm located in Mequon, Wisconsin. GVIC, on behalf of its clients, has maintained a long equity position in Bristow Group Inc. (“Bristow”) since 2017. Employing a long-term, value-oriented investment discipline, GVIC is a patient investor willing to work with company management to improve operations with an expectation that its efforts will translate into superior shareholder returns.

Today, GVIC nominates four highly qualified, independent candidates for election to the board of directors of Bristow. GVIC’s nominees are Sten Gustafson, Jonathan Meretsky, Anthony Gray, and Jeffrey Geygan.

This action is carefully considered; GVIC has thoroughly and extensively researched Bristow, spoken with various stakeholders, and exhausted other reasonable alternatives. In nominating these candidates, GVIC seeks to reverse years of poorly conceived strategy that has resulted in Bristow’s current compromised financial position. Along the way, Bristow’s present directors have overseen the destruction of several billion dollars of shareholder value.

HISTORY OF FINANCIAL DECLINE

GVIC has watched with great disappointment as Bristow’s board has committed repeated unforced errors and failed to adequately react to evolving industry conditions. All of this has resulted in a dramatic decline in Bristow’s perceived fundamental financial position. This is reflected in the price of the common stock, which over the past one, three, and five years, has returned -96.6%, -97.6%, and -99.3%, respectively.

Bristow’s current financial position is the result of years of complacency, which GVIC believes has been enabled by inadequate oversight by Bristow’s board. For example, from March 31, 2015 to December 31, 2018:

-	TTM revenue declined from $1,858.67 million to $1,408.32 million (-24.2%).
-	TTM operating income declined from $190.87 million to -$41.91 million (-122.0%).
-	TTM adjusted EBITDA declined from $474.97 million to $23.64 million (-95.0%).

From March 31, 2015 to September 30, 2018 (December 31, 2018 balance sheet information is not available due to the delayed filing of Bristow’s Form 10-Q), total debt increased from $864.42 million to $1,449.71 million (+67.7%), while shareholders’ equity declined from $1,611.56 million to $968.12 million (-39.9%).

MILWAUKEE, WI	◾	BOSTON, MA	◾	CHARLESTON, SC	◾	HYDERABAD, INDIA

OPERATIONAL BLUNDERS

In parallel with declining operating results and worrying balance sheet developments, Bristow’s management has been unable to implement necessary operational improvements. For example, from March 31, 2015 to December 31, 2018:

-	Helicopter fleet size as measured by large aircraft equivalent (LACE, a capacity-weighted measurement), remained unchanged at 167, with only minor interim fluctuations.
-	TTM operating expenses decreased only modestly, from $1,667.80 million on March 31, 2015 to $1,450.23 million on December 31, 2018 (-13.0%).
-	Bristow has projected its two fixed-wing airlines to be unprofitable on an adjusted EBITDA basis in fiscal year 2019 (which ended on March 31, 2019).
-

Since mid-2016, Bristow’s owned fleet of 16 model H225 helicopters has not operated commercially, following the fatal crash of another company’s helicopter of the same model. There has been no apparent effort to divest this fleet.

To emphasize: it is GVIC’s opinion that even in the face of stunning declines in revenue, operating income and adjusted EBITDA, Bristow’s board failed to take even the most basic steps to rein in operating expenses or eliminate unprofitable or idled operations. The precipitous decline in the price of the common stock is a scathing indictment of the board’s inability to guide Bristow’s corporate strategy in a manner even remotely beneficial to shareholders.

CHAIN OF BAD DECISIONS

Rather than undertake the difficult and diligent work necessary to improve Bristow’s business and balance sheet, on November 9, 2018, Bristow’s board approved a self-described “transformational” acquisition of Columbia Helicopters, Inc. (“Columbia”) for $560 million. Bristow proposed funding the acquisition through the issuance of a bridge loan (with a rate of LIBOR plus 8.0%), a convertible note (converting into approximately 26.2 million newly issued shares of common stock), and the issuance of an additional 7.1 million shares of common stock – an inexplicably expensive financing package. The Columbia acquisition ultimately would have diluted existing Bristow shareholders by approximately 93%. GVIC opposed the acquisition, issuing a public letter on January 8, 2019 following repeated efforts to engage with Bristow’s board. Fortunately, Bristow and Columbia terminated the acquisition on February 11, 2019; however, the termination resulted in Bristow paying a $20 million termination fee to Columbia.

In the midst of a deteriorating financial situation, and on the heels of terminating the Columbia acquisition, Bristow announced that it was unable to file its Form 10-Q for the quarter ended December 31, 2018 in a timely manner and further identified a material weakness in internal controls over financial reporting. Despite this announcement, on March 1, 2019, Bristow’s board promoted the CFO, L. Don Miller, to the position of CEO, filling a vacancy created by the departure of former CEO Jonathan Baliff. It is GVIC’s firm opinion that the hasty promotion of a senior executive who was intimately involved in Bristow’s failed financial undertakings is a testament to the poor business judgement and sense of timing demonstrated by Bristow’s directors.

GVIC believes recent events represent the culmination of years of mismanagement, poor strategic decisions, weak oversight, and reckless execution by Bristow’s board. It is GVIC’s opinion that the board has been entirely ineffective in delivering value to shareholders and has repeatedly neglected its core duty – to protect shareholders’ interests. It has overseen the severe deterioration of Bristow’s financial and operational position over several years and in the process threatened permanent impairment to Bristow’s shareholders, bondholders, employees, customers, vendors, partners, and the company’s reputation as a preeminent provider of industrial aviation services.

GVIC has made numerous attempts to engage constructively with Bristow’s management and board to improve Bristow for the benefit of all stakeholders. Since November 2018, GVIC has sent six letters and made numerous requests to discuss Bristow’s operational and financial performance. Bristow has repeatedly ignored these communications, including offers to assist.

In recent days, it has become clear that Bristow may seek a restructuring through a Chapter 11 process. To be clear, such a restructuring would be the wrong decision for Bristow. There are substantial avenues to preserve value for all stakeholders without resorting to a court-supervised process.

On April 18, 2019, GVIC issued a public letter demanding the immediate resignation of directors Thomas C. Knudson, Thomas N. Amonett, Lori A. Gobillot, and Biggs C. Porter. In that letter, GVIC noted that it was aware of at least one large, well-capitalized equity investor with extensive knowledge about Bristow that had offered to engage in substantive negotiations about providing capital to Bristow.

Since its April 18, 2019 letter, GVIC has become aware of several additional offers of capital to Bristow. Therefore, GVIC emphatically reiterates its demand that Bristow’s board will consider all financing opportunities available before undertaking any prospective debt restructuring, Chapter 11 reorganization, or any other action that in any way further impairs the value of Bristow’s equity. GVIC is prepared to pursue any and all remedies available to it under the law, both against Bristow and its directors individually, should Bristow’s board act contrary to or in conflict with their fiduciary duties.

GVIC’S NOMINEES

GVIC is a patient investor, but that patience has been exhausted by the behavior of Bristow’s board. GVIC believes Bristow’s board has grown entrenched, capitulated its fiduciary duties to management, and is no longer able to act in the best interest of shareholders. As a result, GVIC has nominated a slate of four highly qualified, independent directors for election at Bristow’s upcoming annual meeting.

GVIC’s nominees are:

Sten Gustafson: Sten Gustafson is a highly experienced oilfield service industry executive, investment banker, and corporate securities attorney. He has nearly 25 years of experience in the global energy sector. Mr. Gustafson began his career as an attorney in 1992, holding positions at the international law firms of Cleary, Gottlieb, Steen & Hamilton and Baker Botts L.L.P. He continued his career in investment banking, holding various positions at Simmons & Company International, Lehman Brothers, Morgan Stanley, and UBS Investment Bank before serving as Managing Director and Head of the Energy Group, Americas at Deutsche Bank from 2009 to 2012. From 2012 to 2014, Mr. Gustafson was Chief Executive Officer and Director of Era Group Inc., where he led the successful spin out of Era from Seacor Holdings in January 2013, generating record quarterly revenues every quarter during his tenure while meaningfully de-leveraging the balance sheet. From 2017 to 2018, Mr. Gustafson served as a member of the Founding Steering Committee created by the Public Investment Fund of Saudi Arabia to establish a private commercial helicopter operator in the Kingdom of Saudi Arabia. From 2017 to 2019, Mr. Gustafson served as a director at CHC Helicopter. Since 2018, he has served as Chairman of the Board of Directors of Golden Energy Offshore, a fully integrated shipowner and operator of offshore service vessels for the global oil and gas service industry. Mr. Gustafson is also the founder of Parliament Energy Capital LLC, a provider of oilfield equipment lease financing. Mr. Gustafson graduated from Rice University and earned a Juris Doctor from the University of Houston Law Center.

Jonathan Meretsky: Jonathan Meretsky is a lawyer by education with significant complex international finance practice experience. He has been in the role of Managing Director at Merit House since 2009, one of Atlantic Canada’s most respected private investment and finance houses. After graduation from Harvard Law School, he started his career at such firms as LeBoeuf, Lamb, Green, & MacRae LLP serving primarily global energy enterprises, and later at Holland & Knight LLP as Senior Counsel often representing leading finance, leasing, and corporate advisory firms to major transportation companies. As president of Eastern Trust securities services, a Merit House company, he developed various technical securities industry innovations. He has served on the Stock Transfer Association of Canada Policy and Regulatory Committee. Mr. Meretsky’s investments and activities focus on macroeconomic, geostrategic, and technological change in “ocean-tech” and on global oil and gas exploration and production, and respective infrastructure and services. His experience includes policy analytics through directorship and participation with think tanks: Atlantic Institute of Market Studies and Halifax International Security Forum providing additional perspective for public and private global expansion. He graduated from Colgate University with a degree in political science.

Anthony Gray: Anthony Gray has deep experience in legal, compliance, and ethical matters. From 2010 to 2013, Mr. Gray served as the global compliance office at Sikorsky Aircraft Corporation, a subsidiary of United Technologies, where he created and led an ethics and compliance program to enhance the compliance and risk priorities across the 15,000-employee organization. From 2007 to 2010, Mr. Gray was as an attorney at Day Pitney, LLP, providing expertise in matters including corporate governance, federal and state regulatory compliance, and mergers and acquisitions, among other matters. Since 2013, Mr. Gray has served as the president and chief executive officer at the Institute for Global Ethics, a think tank providing ethical decision-making training and ethics research. Mr. Gray graduated from the University of Connecticut, earned a Master of Arts in Ethics from Yale University, and earned a Juris Doctor from the University of Wisconsin School of Law.

Jeffrey Geygan: Jeffrey Geygan has more than 30 years of experience as an investment professional. From 1987 to 2007, Mr. Geygan served as a vice president and senior portfolio manager at Smith Barney, Inc. and UBS Financial Services, Inc. In 2007, Mr. Geygan founded Global Value Investment Corp. GVIC actively engages with companies to deliver shareholder value, and when necessary, assumes an activist role. Mr. Geygan has taught undergraduate and graduate-level courses at IE University in Madrid, Spain, the University of Wisconsin – Milwaukee Lubar School of Business, and the College of Charleston. He serves as the Chairman of the Board of Directors of Wayside Technology Group, Inc. (NASDAQ: WSTG), on the advisory board of the University of Wisconsin – Madison Department of Economics, and on the board of directors of Service Heat Treat Corporation. Mr. Geygan graduated from the University of Wisconsin – Madison with a degree in Economics.

Operational, structural, and financial improvements at Bristow are long overdue. GVIC believes that there is substantial long-term value in Bristow and is confident that the election of new directors with fresh perspectives is the first step toward realizing this value.

GVIC plans to share additional information about its nominees and perspectives on Bristow in the months ahead. In the interim, GVIC welcomes questions or input from other concerned shareholders and looks forward to change at Bristow.

Sincerely,

/s/ Jeffrey R. Geygan
Jeffrey R. Geygan
President and CEO Global Value Investment Corp.

Additional Information and Where to Find It

Global Value Investment Corp. (“GVIC”), Sten Gustafson, Jonathan Meretsky, Anthony Gray, Jeffrey Geygan and James Geygan are participants in the solicitation of proxies from shareholders of Bristow Group Inc. (“Bristow”) in connection with Bristow’s 2019 Annual Meeting of Shareholders (the “Annual Meeting”). GVIC intends to file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

GVIC is the beneficial owner of 245,940 shares of Bristow’s common stock. Messrs. Jeffrey Geygan and James Geygan, by virtue of their position as President and Chief Executive Officer and as Vice President, respectively, of GVIC may each be deemed to be the beneficial owner of the shares of Bristow common stock beneficially owned by GVIC. In their respective personal capacities, Mr. Jeffrey Geygan owns 14,910 of these shares and Mr. James Geygan owns 2,295 of these shares. Mr. Meretsky is the beneficial owner of 65,602 shares of Bristow’s common stock, and Messrs. Gray and Gustafson do not own any shares. Additional information regarding such participants, including any other direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and other relevant documents to be filed by GVIC with the SEC in connection with the Annual Meeting.

Promptly after filing its definitive Proxy Statement with the SEC, GVIC will mail its definitive Proxy Statement and a WHITE proxy card to each shareholder entitled to vote at the Annual Meeting. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT GVIC WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain, free of charge, the Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by GVIC with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov). Copies of GVIC’s definitive Proxy Statement, any amendments or supplements thereto and any other relevant documents filed by GVIC with the SEC in connection with the Annual Meeting will also be available, free of charge, by contacting GVIC’s proxy solicitor, InvestorCom, at 19 Old Kings Highway, Suite 210, Darien, CT 06820, or by phone at (203) 972-9300.

About Global Value Investment Corp.

Global Value Investment Corp. is a value-oriented investment research and advisory firm focused on investing in the equity and debt of publicly traded companies around the world. The firm was founded in 2007 in Mequon, WI, and has since opened additional offices in Boston, MA, Charleston, SC and Hyderabad, India.